Exhibit 10.1

                            iCurie Lab Holdings, Ltd.
                                12 Plumtree Court
                                 London, EC4A4HT

                                 March 28, 2005



Cedar Mountain Distributors, Inc.
1065 West 1150 South
Provo, Utah 84601
Attention: Brenda Hall
           President, CEO, CFO and Secretary

Dear Ms. Hall:

This is to confirm our interest in conducting a due diligence investigation of the affairs of Cedar Mountain Distributors, Inc., a Nevada corporation (the "Company"), and its subsidiaries, in contemplation of a possible transaction between iCurie Lab Holdings, Ltd., a UK limited company ("iCurie"), and the Company (the "Transaction"). iCurie understands that (i) prior to the acquisition of all of the capital stock of Tarus International, Inc., a company engaged in the sale and distribution of beverage products, on June 20, 2000, the Company was not actively engaged in any business activity, had no revenues, and had only very limited operating expenses; and (ii) the Company is not currently actively engaged in any business activity, has no revenue, and has very limited operating expenses.

iCurie's due diligence investigation of the affairs of the Company and its subsidiaries will be conducted in accordance with the terms of this letter. The Company will give iCurie and its representatives full access, during normal business hours, to all personnel (in person or by telephone) and books and records (or copies thereof) of the Company and its subsidiaries. In addition, the Company will send to iCurie or its representatives copies of documents requested by iCurie or its representatives in connection with iCurie's due diligence investigation. All expenses incurred by the Company in connection with copying and sending such materials to iCurie or its representatives will be promptly reimbursed by iCurie upon the presentation by the Company to iCurie of proper receipts therefor.

Concurrently with the execution hereof by the Company, iCurie will deposit in escrow with Tryant, LLC (the "Escrow Agent") an amount in cash equal to $50,000, such amount to be paid as follows:

1. if the Transaction shall have occurred within 45 days of the date of this letter (the "Deadline"), the Escrow Agent shall pay such amount promptly to the Company;

2. if the Transaction shall not have occurred on or prior to the Deadline, the Escrow Agent shall pay such amount promptly to the Company, unless the Company agrees in writing to an extension of the Deadline;

3. if, on or before the Deadline (including any extensions thereof), the Company shall have merged into or with, or combined with, another entity or sold substantially all of its assets to another entity (or acquired substantially all of the assets of another entity), or consummated a similar transaction with another entity, or caused or permitted any change in the capitalization or ownership of the capital stock of the Company as in effect on the date hereof, or agreed to do any of the foregoing, then the Escrow Agent shall return such amount promptly to iCurie, and the Company shall pay to iCurie promptly an amount in cash equal to $50,000; and

4. in the event of a breach of any of the provisions of this letter by the Company, the Escrow Agent shall return such amount promptly to iCurie and this letter shall cease to have any force or effect.

This letter is not to be construed as an agreement between the parties with respect to the Transaction, which agreement is subject to the preparation, execution and delivery by the parties of definitive documentation relating thereto, nor as an agreement by either party to enter into the Transaction.

The parties agree that the execution hereof shall constitute the occurrence of an event with respect to which the Company would have to file a Current Report on Form 8-K or other filing with the Securities and Exchange Commission. Except as set forth in the prior sentence, neither party shall, without the prior written consent of the other party, make any public announcement or other disclosure to any third party concerning this letter, the contents hereof or the Transaction. Each party further agree that its agreement to abide by the provisions of this paragraph constitutes a material part of the consideration inducing the other party to execute this letter agreement, and that any violation of such provisions could create immediate and irreparable harm to such other party. In the event of any breach of the provisions of this paragraph, the parties hereby agree that, in addition to whatever other remedies may be available to non-breaching party, such party shall be entitled to seek injunctive and other equitable relief, and the breaching party hereby waives any bonding or other requirement as a precursor thereto.

This letter may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all of such counterpart together shall constitute but one agreement.

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If the foregoing correctly sets forth the substance of the understanding between the parties, please execute this letter in duplicate. Retain one copy for your records and return one to us at the address set forth above.


                                            Very truly yours,


                                            iCURIE LAB HOLDINGS, LTD.


                                            By: /s/ Hakan Wretsell
                                               --------------------------------
                                               Name:  Hakan Wretsell
                                               Title:  Chief Executive Officer



Accepted and agreed as of the date first written above:

CEDAR MOUNTAIN DISTRIBUTORS, INC.


By: /s/ Brenda Hall
------------------------------------------
Name: Brenda Hall,
Title: President, CEO, CFO, and Secretary


cc:  Jeff D. Jenson
     (Tryant, LLC)